                                                                    EXHIBIT 99.2

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

   We began operations in 1990 as an independent oil and gas company and have grown through a series of acquisitions of oil and gas properties and the subsequent exploitation and development of these properties, and complemented these efforts with divestitures of non-core assets and an exploration program.

                             Results of Operations

   Our results of operations are significantly affected by fluctuations in oil and gas prices. Success in acquiring oil and gas properties and our ability to maintain or increase production through exploitation activities has also significantly affected our operating results. The following table has been restated to present properties that have been sold as discontinued operations. The following table reflects our production and average prices for oil and natural gas:

                                                      Year Ended December 31,
                                                      -------------------------
                                                       2001     2000     1999
                                                      -------  -------  -------
   Production
    Crude oil and liquids (MBbls)
     Domestic........................................  14,374   15,360   15,600
     Foreign.........................................   1,880    1,845    1,837
                                                      -------  -------  -------
       Total.........................................  16,254   17,205   17,437
                                                      =======  =======  =======
    Natural gas (MMcf)
     Domestic........................................  11,518   12,536   15,337
   Average sales price
    Crude oil and liquids ($/Bbl)
     Domestic........................................ $ 19.06  $ 21.77  $ 13.57
     Foreign.........................................   20.94    22.19    16.69
     Total--excluding hedges.........................   19.28    21.82    13.90
     Total--hedge effect.............................   (3.13)   (7.13)   (2.61)
                                                      -------  -------  -------
     Total--net of hedge effect...................... $ 16.15  $ 14.69  $ 11.29
                                                      =======  =======  =======
    Natural gas ($/Mcf)
     Unhedged........................................ $  7.17  $  4.34  $  1.99
                                                      =======  =======  =======
   Average production costs per BOE
     Domestic........................................ $  9.89  $  7.49  $  6.13
     Foreign.........................................    7.46     7.39     7.01
     Total...........................................    9.64     7.48     6.21

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

   We had a net loss of $79.2 million for 2001, or ($4.73) per diluted share as compared to net income of $11.6 million, or $0.64 per diluted share in 2000. In 2001, we had $131.7 million ($78.9 million after-tax) of non-recurring items. The largest component of the non-recurring items was a $103.5 million Statement of Financial Accounting Standards (SFAS) No. 121 impairment of the carrying value of our oil and gas properties. Other components of the non-recurring charge included costs associated with the termination of all outstanding derivative contracts with Enron Corp. and certain of its affiliates ("Enron"), restructuring charges related to the termination of two outsource contracts and the reorganization of our exploration and production operations and the write-off of certain domestic projects and project costs. Excluding these charges, the net loss for 2001 was $0.2 million, or ($0.01) per diluted share.

   The following table details our 2001 results of operations excluding the non-recurring charges discussed above:

                                                 Year Ended December 31, 2001
                                             --------------------------------------
                                                                        Excluding
                                                        Non-Recurring Non-Recurring
                                             Reported       Items      Items(/1/)
                                             ---------  -------------------------
                                                        (In thousands)
   Revenues...............................   $ 345,312    $  (2,068)    $347,380
   Costs and Expenses
     Lease operating expenses.............     175,114        1,666      173,448
     Exploration costs....................      22,058           --       22,058
     General and administrative...........      36,904        3,799       33,105
     Depreciation, depletion and
      amortization........................      74,000           --       74,000
     Impairment of oil and gas
      properties..........................     103,490      103,490           --
     Restructuring and severance charges..       4,859        4,859           --
     Loss on assets held for sale.........       3,494        3,494           --
     Derivative gain......................        (226)          --         (226)
     Interest expense, net................      41,695          263       41,432
     Dividends on TECONS..................       6,613           --        6,613
     Other expense........................      14,928       12,077        2,851
     Gain on disposition of properties....        (882)          --         (882)
                                             ---------    ---------     --------
                                               482,047      129,648      352,399
                                             ---------    ---------     --------
   Loss From Continuing Operations
     Before Income Taxes..................    (136,735)    (131,716)      (5,019)
   Income Tax Benefit.....................      54,804       52,792        2,012
                                             ---------    ---------     --------
   Loss From Continuing Operations........   $ (81,931)   $ (78,924)    $ (3,007)
   Income from discontinued operations,
     net of income taxes..................       2,760           --        2,760
                                             ---------    ---------     --------
   Net Loss...............................   $ (79,171)   $ (78,924)    $   (247)
                                             =========    =========     ========

--------
(/1/The)above presentation should not be used as a substitute for amounts reported under generally accepted accounting principles. This presentation represents how management reviews the financial statements and it is presented solely to improve the understanding of the impact of the charges.

 Revenues

   Oil and Gas Revenues. Oil and gas revenues increased 10% to $347.4 million in 2001 from $317.0 million in 2000 principally due to higher commodity prices and lower hedging losses during 2001, partially offset by lower production. The realized oil price in 2001 was $16.15 per Bbl, an increase of $1.46 per Bbl from 2000. Oil production averaged 44.5 MBbls per day, a decrease of 2.6 MBbls per day due to an eight-month curtailment of steaming operations in California as well as production shut-ins for facility repairs in 2001. Our hedging losses were $47.6 million in 2001 and $117.7 million in 2000. Natural gas production averaged 31.6 MMcf per day in 2001, declining 8% from 34.3
MMcf per day in 2000. The decline was due to lower domestic production onshore in the Gulf Coast and offshore California. The 2001 realized natural gas price was $7.17 per Mcf, which increased 65% from $4.34 per Mcf in 2000.

 Costs and Expenses Excluding Non-Recurring Items

   Costs and Expenses. Lease operating expenses ("LOE") for 2001 totaled $173.4 million, as compared to $144.3 million for 2000. The 20% increase in LOE from 2000 to 2001 is primarily due to a 65% increase in gas prices in 2001 compared to 2000. We use gas as a feedstock to generate steam which is injected into reservoirs to facilitate the production of heavy California oil. Exploration costs, including geological and geophysical costs, dry hole costs and delay rentals, were $22.1 million in 2001, an increase of $12.3 million from 2000, primarily due to $11 million of dry hole costs associated with non-commercial wells drilled onshore California. Depreciation, depletion and amortization increased 20% in 2001 due to higher depletion rates which were primarily driven by a lower reserve base. General and administrative expense of $33.1 million in 2001 was comparable to 2000.

   Gain on Disposition of Properties. Our net gain from the sales of assets for 2001 was $0.9 million, primarily related to the gain from our sale of real estate in Brea, California of $1.1 million. The net gain on sale of assets for 2000 was $0.7 million primarily representing a $0.9 million gain on the sale of our working interest in the Las Cienegas field in California.

    Interest Expense, Net. Interest income for 2001 of $1.3 million was earned on the overnight investment of excess cash. Interest income for 2000 of $1.9 million results from higher cash balances in 2000. Interest expense of $43.0 million in 2001 increased 15% compared to interest expense of $37.5 million in 2000. The increase is primarily due to the inclusion of a full year of interest for our 9 3/8% Senior Subordinated Notes issued in September 2000, offset by a decrease in the use of a line of credit and an increase of interest capitalized.

   Dividends. Dividends on the TECONS were $6.6 million in 2001 and 2000. The TECONS pay dividends at a rate of 5.75% and were issued in December 1996. (See
Note 11 to the Notes to Consolidated Financial Statements.)

   Income Tax Benefit. We had an income tax benefit of $2.0 million in 2001 compared to an expense of $5.7 million in 2000. Our effective income tax rate was 40.1% in 2001 and 40.3% in 2000.

 Non-Recurring Items

   Impairments of oil and gas properties. During 2001, we recorded an impairment totaling $103.5 million on our Santa Clara, Huntington Beach, Pitas Point, Masseko and Point Pedernales fields and certain other oil and gas properties. SFAS No. 121 requires an impairment loss be recognized when the carrying value of an asset exceeds the sum of the undiscounted estimated future net cash flows. We recognized an impairment loss equal to the difference between the carrying amount and the fair value of the assets. The fair value of an oil and gas property equals the present value of expected future net cash flows from estimated proved reserves, utilizing a risk-adjusted rate of return. We had no impairments in 2000. (See Note 3 to the Notes to the Consolidated Financial Statements.)

   Restructuring and severance charges. We incurred $4.9 million of restructuring and severance charges in 2001 related to the termination of two outsourcing contracts and the reorganization of our exploration and production operations. These costs included termination fees and severance. We had no such costs in 2000. (See Note 8 to the Notes to the Consolidated Financial Statements.)

   The following table details the amounts related to our restructuring and severance:

                                                                  Liability at
                                       2001          Payments      December 31,
                                     Charges          in 2001          2001
                                   ---------------------------------------------
                                                   (In thousands)
Severance, benefits and other.....    $2,178           $ 503         $1,675
Contract termination..............     2,681              --          2,681
                                      ------           -----         ------
                                      $4,859           $ 503         $4,356
                                      ======           =====         ======

    Loss on Assets Held for Sale. In 2001, we made the decision not to proceed with our power plant project in Santa Barbara and Kern County California and transferred our remaining equipment to assets held for sale and recorded a $3.5 million loss representing the write down to estimated fair market value less estimated costs to sell these assets of $0.8 million. We had no such costs in 2000. (See Note 4 to the Notes to the Consolidated Financial Statements.)

   Other. We had other non-recurring income and expenses of $19.8 million in 2001 which were primarily related to the termination of hedging contracts with Enron, the reversal of a royalty refund claim, insurance costs related to business interruption and various consulting and legal costs. We had no such costs in 2000.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

 Revenues

   Oil and gas revenues for 2000 were 36% higher than 1999 oil and gas revenues primarily due to a 32% increase in average realized oil prices and a 118% increase in average realized gas prices from 1999 to 2000. Partially offsetting these increases in realized prices, our gas production decreased 18% from 1999 to 2000, and oil production decreased 1% from 1999 to 2000. The production decreases were primarily a result of asset sales.

 Costs and Expenses

   Costs and Expenses. LOE for 2000 totaled $144.3 million, as compared to $124.2 million for 1999. The 16% increase in LOE from 1999 to 2000 is primarily due to a $20.6 million increase in steam costs resulting from higher natural gas prices. Exploration costs, including geological and geophysical ("G&G") costs, dry hole costs and delay rentals, were $9.8 million and $14.0 million for the years ended December 31, 2000 and 1999. Exploration costs for the year ended 2000 included: $2.5 million of dry hole costs, $5.4 million of G&G costs, $0.1 million of delay rentals and $1.8 million of other exploration costs. Exploration costs for the year ended 1999 included: $8.1 million of dry hole costs ($7.2 million of which relates to onshore California), $3.6 million of G&G costs ($2.1 million of which relates to Ghana), $0.8 million of delay rentals and $1.5 million of other exploration costs. Depreciation, depletion and amortization decreased 16% in 2000 as compared to 1999. This decrease was driven by a lower depletion rate, which primarily resulted from a significant increase in reserve estimates attributable to higher commodity prices at year-end 2000 versus year-end 1999. General and administrative expenses increased only slightly in 2000 as compared to 1999.

   Gain on Disposition of Properties. The net gain on sale of assets for 2000 was $0.7 million, primarily representing a $0.9 million gain on the sale of our Las Cienegas field in California, partially offset by a $0.3 million net loss on the sale of several individually insignificant non-core assets. The net gain on sale of assets for 1999 was $85.3 million, which is comprised of an $80.2 million gain on the sale of our East Texas natural gas assets in January 1999, a $5.4 million gain on the sale of our interest in 13 onshore fields and a gas processing plant located in Ventura County, California, in December 1999, and a $0.3 million net loss on the sale of other non-core properties.

    Interest Expense, Net. Interest income for the year ended December 31, 2000, of $1.9 million, results from higher cash balances in 2000. Interest income for the year ended December 31, 1999, of $2.9 million is associated with interest earned on the $100.0 million in proceeds from the sale of the East Texas natural gas properties funded into an escrow account to provide "like-kind exchange" tax treatment in the event we acquired domestic producing oil and gas properties in the first half of 1999. The escrow account was liquidated in June 1999, in connection with our June 1999 acquisition of certain California oil and gas properties from Texaco, Inc. and the repayment of a portion of bank debt. Interest expense of $37.5 million for year ended December 31, 2000, increased 13% as compared to interest expense in the same period in 1999. The increase is primarily attributable to an increase in outstanding borrowings under our credit facility during the year plus higher interest rates on those outstanding borrowings. On September 26, 2000, all borrowings outstanding under the credit facility were paid off with net proceeds received from our issuance of the 9 3/8% Notes (see Note 12 to the Notes to Consolidated Financial Statements). The increase is also due to higher interest rates as we exchanged our 8 7/8% Senior Subordinated Notes due 2008 for 9 1/2% Senior Subordinated Notes due 2008 in the third quarter of 1999.

   Other Expense. Other expense of $5.1 million in 2000 includes: a $2.0 million settlement for a lawsuit (see Note 15 to the Notes to the Consolidated Financial Statements), $1.7 million for scientific information technology consulting, and $0.9 million in costs to evaluate potential business transactions. Other expense of $8.9 million in

1999 includes: $3.1 million in third-party charges incurred in connection with the July 1999 exchange offer (see Note 12 to the Notes to Consolidated Financial Statements), $1.6 million relating to the fraud discussed below, $1.3 million for scientific information technology consulting, and other miscellaneous charges. In March 1999, we discovered that a non-officer employee had fraudulently authorized and diverted for personal use our company's funds totaling $5.9 million, $4.3 million in 1998 and the remainder in 1999, that were intended for international exploration.

   Dividends. Dividends on the TECONS were $6.6 million in 2000 and 1999. The TECONS pay dividends at a rate of 5.75% and were issued in December 1996.

   Income Tax Expense. Income tax expense of $5.7 million was recognized in 2000, compared to a benefit of $5.3 million in 1999. Our effective income tax rate was 40.3% and 20.5% in 2000 and 1999. At December 31, 1999, we determined that it was more likely than not that most of the deferred tax assets would be realized, based on commodity prices at year-end 1999, and the valuation allowance was decreased by $15.9 million.

 Change in Accounting Principle.

   In December 2000, the staff of the Securities and Exchange Commission announced that commodity inventories should be carried at the lower of cost or market rather than at market value. As a result, we changed our inventory valuation method to the lower of cost or market in the fourth quarter of 2000, retroactive to the beginning of the year. Accordingly, we recorded a non-cash, cumulative effect of a change in accounting principle to earnings, effective January 1, 2000, of $0.8 million (net of the related income tax benefit of $0.5 million) to value product inventory at the lower of cost or market. (See
Note 2 to the Notes to the Consolidated Financial Statements.)

                        Capital Resources and Liquidity

   We have grown and diversified our operations through a series of disciplined, low-cost acquisitions of oil and gas properties and the subsequent exploitation and development of these properties. We have historically funded our operations and acquisitions with operating cash flows, bank financing, private and public placements of debt and equity securities, property divestitures and joint ventures with industry participants.

   Net cash provided by operating activities was $101.1 million, $93.7 million and $24.0 million in 2001, 2000 and 1999. We invested $145.4 million, $104.4 million and $125.9 million in oil and gas properties in 2001, 2000 and 1999. Additionally, we spent $8.6 million, $3.4 million and $10.2 million on gas plant and other facilities in 2001, 2000 and 1999. In January 2001, we acquired a producing property in California for $28.5 million.

   In June 1999, we acquired working interests in oil and gas properties located onshore and offshore California for $61.4 million from Texaco Inc.("Texaco"). To purchase these assets, we used funds from a $100.0 million interest-bearing escrow account that was created with proceeds from our January 1999 sale of our East Texas natural gas assets. Following the Texaco transaction, the $41.0 million remaining in the escrow account, which included $2.4 million of interest income, was used to repay a portion of outstanding bank debt in early July 1999.

   We believe our working capital, cash flow from operations and available financing sources are sufficient to meet our obligations as they become due and to finance our capital budget through 2002. Under our Credit Agreement which provides for secured revolving credit, we have a $225 million borrowing base with $102 million available at December 31, 2001 and had drawn $41.5 million under the agreement. In late December 2001 and early January 2002, we entered into interest rate swaps totaling $200 million; $150 million on our 9 3/8% notes and $50 million on our 9 1/2% Notes. (See Item 7A, Qualitative and Quantitative Disclosures About Market Risk).

Contractual Cash Obligations

   The following table summarizes our contractual cash obligations by payment due date:

                                          Less than   1-3      4-5    After 5
                                  Total    1 Year    Years    Years    Years
                                 -------------------------------------
                                                (In thousands)
   Long-term debt............... $409,577 $     --  $     -- $  2,367 $407,210
   Operating leases.............    9,978    1,521     3,086    3,011    2,360
   Capital commitments..........    2,643    1,964       679       --       --
                                 ---------------  ----------------------
     Total contractual cash
      obligations............... $422,198 $  3,485  $  3,765 $  5,378 $409,570
                                 ======== ========  ======== ======== ========

 Long-term Debt

   The following table details our Senior Subordinated Notes at December 31:

                                                                       2001
                                                                  --------------
                                                                  (In thousands)
   9 3/8% Senior Subordinated Notes due 2010.....................    $150,000
   9 1/2% Senior Subordinated Notes due 2008.....................     257,210
   9 1/2% Senior Subordinated Notes due 2006.....................       2,367
                                                                     --------
     Total Senior Subordinated Notes.............................    $409,577
                                                                     ========

   9 3/8% Notes due 2010. In 2000, we issued $150.0 million of 9 3/8% Senior Subordinated Notes due October 1, 2010. Interest accrues at 9 3/8% per annum and is payable semi-annually in arrears on April 1 and October 1. The Notes are redeemable, in whole or in part, at our option, on or after October 1, 2005, under certain conditions. We are not required to make mandatory redemption or sinking fund payments with respect to these Notes. The Notes are unsecured general obligations, and are subordinated in right of payment to all existing and future senior indebtedness. In the event of a defined change in control, we will be required to make an offer to repurchase all outstanding 9 3/8% Notes at 101% of the principal amount, plus accrued and unpaid interest to the date of redemption.

   9 1/2% Notes due 2008. In July 1999, we authorized a new issuance of $260.0 million of 9 1/2% Senior Subordinated Notes due June 1, 2008. In August 1999, we exchanged $157.5 million of our 9 1/2% Notes due 2006 and $99.9 million of our 8 7/8% Senior Subordinated Notes due 2008. In connection with the exchange offers, we solicited consents to proposed amendments to the indentures under which the exchanged notes were issued. Interest accrues at the rate of 9 1/2% per annum and is payable semi-annually in arrears on June 1 and December 1. These Notes are redeemable, in whole or in part, at our option, on or after June 1, 2003, under certain conditions. We are not required to make mandatory redemption or sinking fund payments on these Notes. The 9 1/2% Notes are unsecured general obligations, and are subordinated in right of payment to all of our existing and future senior indebtedness. In the event of a defined change in control, we will be required to make an offer to repurchase all outstanding Notes at 101% of the principal amount, plus accrued and unpaid interest to the date of redemption.

   9 1/2% Notes due 2006. In 1996, we issued $160.0 million of 9 1/2% Notes and used the proceeds to pay for a portion of the purchase price of the Unocal Properties. Interest accrues at the rate of 9 1/2% per annum and is payable semi-annually in arrears on April 15 and October 15 and are redeemable, in whole or in part, at our option, on or after April 15, 2001, under certain conditions. These Notes have not been redeemed, in whole or in part, at December 31, 2001. We are not required to make mandatory redemption or sinking fund payments with respect to these Notes and they are unsecured general obligations, and are subordinated in right of payment to all existing and future senior indebtedness.

 Operating Leases

   We have operating leases in the normal course of business, which include those for office space and operating facilities and office and operating equipment, with varying terms from 2002 to 2009. At December 31, 2001, our total commitments under operating leases were approximately $10.0 million.

   Minimum annual rental commitments at December 31, 2001, were as follows:

                                                                    Operating
                                                                      Leases
                                                                  --------------
                                                                  (In thousands)
   2002..........................................................     $1,521
   2003..........................................................      1,503
   2004..........................................................      1,583
   2005..........................................................      1,604
   2006..........................................................      1,407
   Thereafter....................................................      2,360
                                                                      ------
     Total.......................................................     $9,978
                                                                      ======

 Capital Commitments

   At December 31, 2001, we had capital commitments of $2.6 million primarily relating to our international oil and gas exploration and development activity. Our other planned capital projects are discretionary in nature, with no substantial capital commitments made in advance of the actual expenditures.

Commercial Commitments

   The following table summarizes our Commercial Commitments by date of expiration. Each of these commitments is discussed in further detail below:

                                                     Amount of Commitment
                                                     Expiration Per Period
                                                -------------------------------
                                        Total    Less
                                       Amounts   than     1-3     4-5    After
                                      Committed 1 Year   Years   Years  5 Years
                                      ---------------------------------
                                                   (In thousands)
   Bank credit facility..............  $41,500  $    -- $    -- $41,500 $    --
   Letters of credit.................      250      250      --      --      --
                                       -------  -------------------------
     Total commercial commitments....  $41,750  $   250 $    -- $41,500 $    --
                                       =======  ======= ======= ======= =======

 Lines of Credit

   Bank Credit Facility. Our Third Amended and Restated Credit Agreement, dated June 7, 2000, provides for secured revolving credit availability of up to $410.0 million from a bank group led by Bank of America, N.A., Bank One, N.A., and Bank of Montreal until its expiration on June 7, 2005.

   The borrowing base is subject to a semi-annual borrowing base determination within 60 days following March 1 and August 15 of each year and establishes the maximum borrowings that may be outstanding under the credit facility. It is determined by a 60% vote of the banks (two-thirds in the event of an increase in the borrowing base), each of which bases its judgement on: (i) the present value of our oil and gas reserves based on their own assumptions regarding future prices, production, costs, risk factors and discount rates, and (ii) projected cash flow coverage ratios calculated under varying scenarios. If amounts outstanding under the credit facility exceed the borrowing base, as redetermined from time to time, we would be required to repay such excess over a defined period of time. We have a $225 million borrowing base under our Credit Facility with $102 million available at December 31, 2001 and had drawn $41.5 million under the agreement. Amounts outstanding under the credit facility bear interest at a rate equal to the London Interbank Offered Rate ("LIBOR") plus an amount which increases as the Indebtedness to Capitalization (as defined under the Credit Agreement) increases.

 Letters of Credits

   We had one letter of credit outstanding at December 31, 2001 in the amount of $0.3 million, which expires in February 2002.

Contingencies and Other Matters

 Legal Proceedings

   On September 14, 2001, during an annual inspection, we discovered fractures in the heat affected zone of certain flanges on our pipeline that connects the Point Pedernales field with onshore processing facilities. We voluntarily elected to shut-in production in the field while repairs were being made. The daily net production from this field was approximately 5,000 barrels of crude oil and 1.2 MMcf of natural gas, representing approximately 11% of our daily production. We replaced the damaged flanges, as well as others which had not shown signs of damage. In 2002, we reached a final agreement with our underwriters with respect to our business interruption claim. Certain costs related to repair and business interruption are expected to be covered by insurance based on a tentative agreement we have with our underwriter. Production was back on in January 2002.

   On June 15, 2001, we experienced a failure of a carbon dioxide treatment vessel at the Rincon Onshore Separation Facility ("ROSF") located in Ventura County, California. There were no injuries associated with this event and the cause of the failure is under investigation. Crude oil and natural gas produced from three fields offshore California are transported onshore by pipeline to the ROSF plant where crude oil and water are separated and treated, and carbon dioxide is removed from the natural gas stream. The daily net production associated with these fields is 3,000 barrels of crude oil and
2.4 MMcf of natural gas, representing approximately 6% of our daily production. Crude oil production resumed in early July and full gas sales resumed by mid August. The cost of repair, less a $50,000 deductible, is expected to be covered by insurance.

   On September 22, 2000, we were named as a defendant in the lawsuit Thomas Wachtell et al. versus Nuevo Energy Company in the Superior Court of Los Angeles County, California. We successfully removed this lawsuit to the United States District Court for the Central District of California. The plaintiffs, who own certain interests in the Point Pedernales properties, have asserted numerous causes of action including breach of contract, fraud and conspiracy in connection with the plaintiff's allegation that:

  . royalties have not been properly paid to them for production from the Point Pedernales field;

  . payments have not been made to them related to production from the Pescado and Sacate fields, and;

  . we have failed to recognize the plaintiff's interests in the Tranquillon Ridge project.

   We settled this lawsuit in June 2002 for, among other matters, making a payment to plaintiffs of $3.4 million, and receiving from plaintiffs certain interests in properties and extinguishing certain contract rights of plaintiffs. We established a reserve for this contingency in 2001 and the settlement payment did not have a material impact on our results of operations or financial position.

   On April 5, 2000, we filed a lawsuit against ExxonMobil Corporation in the United States District Court for the Central District of California, Western Division. The Company and ExxonMobil each own a 50% interest in the Sacate Field, offshore Santa Barbara County, California. We believe that we had been denied a reasonable opportunity to exercise our rights under the Unit Operating Agreement. We alleged that ExxonMobil's actions breached the Unit Operating Agreement and the covenant of good faith and fair dealing. We settled this lawsuit in June 2002. Under the terms of the settlement agreement, we received $16.5 million from Exxon Mobil and conveyed to them our interest in the Santa Ynez Unit, our non-consent interest in the adjacent Pescado field and relinquished our right to participate in the Sacale field.

   We have been named as a defendant in certain other lawsuits incidental to our business. Management does not believe that the outcome of such litigation will have a material adverse impact on our operating results, financial condition or liquidity above the amounts we have reserved to cover any potential losses. However, these

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actions and claims in the aggregate seek substantial damages against us and are subject to the inherent uncertainties in any litigation. We are defending ourselves vigorously in all such matters.

   In March 1999, it was discovered that a non-officer employee had fraudulently authorized and diverted, for personal use, Company funds of $5.9 million; $1.6 million in 1999 and the remainder in 1998, that were intended for international exploration. The Board of Directors engaged a Certified Fraud Examiner to conduct an in-depth review of the fraudulent transactions. The investigation confirmed that only one employee was involved in the matter and that all misappropriated funds were identified. We have reviewed and, where appropriate, strengthened our internal control procedures. In August 2000, we recorded $1.5 million of other income for a partial reimbursement of these previously expensed funds, resulting from the negotiated settlement of a related legal claim.

   In September 1997, there was a spill of crude oil into the Santa Barbara Channel from a pipeline that connects our Point Pedernales field with shore-based processing facilities. The volume of the spill was estimated to be 163 Bbls of oil. Repairs were completed by the end of 1997 and production recommenced in December 1997. The costs of the clean-up and the cost to repair the pipeline either have been or are expected to be covered by our insurance, less a deductible of $0.1 million. We incurred clean up and repair costs of $0.3 million, $ 0.3 million and $0.5 million during 2001, 2000 and 1999. As of December 31, 2001, we had received insurance reimbursements of $4.2 million, with a remaining insurance receivable of $0.5 million. For amounts not covered by insurance, including the $0.1 million deductible, we recorded lease operating expenses of $1.1 million in 2001 and $0.4 million during 1999. No such expenses were recorded in 2000. We also have exposure to costs that may not be recoverable from insurance, including certain fines, penalties, and damages and certain legal fees. Such costs are not quantifiable at this time, but are not expected to be material to our operating results, financial condition or liquidity.

   Our international investments involve risks typically associated with investments in emerging markets such as an uncertain political, economic, legal and tax environment and expropriation and nationalization of assets. In addition, if a dispute arises in our foreign operations, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of the United States. We attempt to conduct our business and financial affairs so as to protect against political and economic risks applicable to operations in the various countries where we operate, but there can be no assurance that we will be successful in so protecting ourselves. A portion of our investment in the Congo is insured through political risk insurance provided by the Overseas Private Investment Corporation ("OPIC"). The political risk insurance through OPIC covers up to $25.0 million relating to expropriation and political violence, which is the maximum coverage available through OPIC. We have no deductible for this insurance.

   In connection with our February 1995 acquisitions of two subsidiaries (each a "Congo subsidiary") owning interests in the Yombo field offshore Congo, we and a wholly-owned subsidiary of CMS NOMECO Oil & Gas Co. ("CMS") agreed with the seller of the subsidiaries not to claim certain tax losses ("dual consolidated losses") incurred by such subsidiaries prior to the acquisitions. Under the tax law in the Congo, as it existed when this acquisition took place, if an entity is acquired in its entirety and that entity has certain tax attributes, for example tax loss carryforwards from operations in the Republic of Congo, the subsequent owners of that entity can continue to utilize those losses without restriction. Pursuant to the agreement, we and CMS may be liable to the seller for the recapture of dual consolidated losses (net operating losses of any domestic corporation that are subject to an income tax of a foreign country without regard to the source of its income or on a residence basis) utilized by the seller in years prior to the acquisitions if certain triggering events occur, including:

  .  a disposition by either us or CMS of our respective Congo subsidiary,

  .  either Congo subsidiary's sale of its interest in the Yombo field,

  .  the acquisition of us or CMS by another consolidated group or

  . the failure of CMS's Congo subsidiary or us to continue as a member of its respective consolidated group.

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

   A triggering event will not occur, however, if a subsequent purchaser enters into certain agreements specified in the consolidated return regulations intended to ensure that such dual consolidated losses will not be claimed. The only time limit associated with the occurrence of a triggering event relates to the utilization of a dual consolidated loss in a foreign jurisdiction. A dual consolidated loss that is utilized to offset income in a foreign jurisdiction is only subject to recapture for 15 years following the year in which the dual consolidated loss was incurred for U.S. income tax purposes. We and CMS have agreed among ourselves that the party responsible for the triggering event shall indemnify the other for any liability to the seller as a result of such triggering event. Our potential direct liability could be as much as $38.5 million if a triggering event with respect to us occurs. Additionally, we believe that CMS's liability (for which we would be jointly liable with an indemnification right against CMS) could be as much as $56.2 million. We do not expect a triggering event to occur with respect to us or CMS and do not believe the agreement will have a material adverse effect upon us.

   During 1997, a new government was established in the Congo. Although the political situation in the Congo has not to date had a material adverse effect on our operations in the Congo, no assurances can be made that continued political unrest in West Africa will not have a material adverse effect on us or our operations in the Congo in the future.

   In 1996, the previous Congo government requested that the convention governing the Marine 1 Exploitation Permit be converted to a Production Sharing Agreement ("PSA"). Preliminary discussions were held with the government in early 1997. We are under no obligation to convert to a PSA, and our existing convention is valid and protected by law. Our position is that any conversion to a PSA would have no detrimental impact to us, otherwise, we will not agree to any such conversion. The new government established in the Congo in 1997 has recently begun discussions with us and our partner concerning the conversion to a PSA. Discussions with the new government are ongoing and, to date, no agreement has been reached concerning conversion to a PSA.

Contingent Payment and Price Sharing Agreements

   In connection with the acquisition from Unocal in 1996 of the properties located in California, we are obligated to make a contingent payment for the years 1998 through 2004 if oil prices exceed thresholds set forth in the agreement with Unocal. Any contingent payment will be accounted for as a purchase price adjustment to oil and gas properties. The contingent payment will equal 50% of the difference between the actual average annual price received on a field-by-field basis (capped by a maximum price) and a minimum price, less ad valorem and production taxes, multiplied by the actual number of barrels of oil sold that are produced from the properties acquired from Unocal during the respective year. The minimum price of $17.75 per Bbl under the agreement (determined based on the near month delivery of WTI crude oil on the NYMEX) is escalated at 3% per year and the maximum price of $21.75 per Bbl on the NYMEX is escalated at 3% per year. Minimum and maximum prices are reduced to reflect the field level price by subtracting a fixed differential established for each field. The reduction was established at approximately the differential between actual sales prices and NYMEX prices in effect in 1995 ($4.34 per Bbl weighted average for all the properties acquired from Unocal). We accumulate credits to offset the contingent payment when prices are $.50 per Bbl or more below the minimum price. We paid $10.8 million to Unocal under this agreement on March 15, 2002.

   In connection with the acquisition of the Congo properties in 1995, we entered into a price sharing agreement with the seller. There is no termination date associated with this agreement. Under the terms of the agreement, if the average price received for the oil production during the year is greater than the benchmark price established by the agreement, we are obligated to pay the seller 50% of the difference between the benchmark price and the actual price received, for all the barrels associated with this acquisition. The benchmark price was $15.78 per Bbl for 2001, $15.19 per Bbl for 2000 and $14.79 per Bbl for 1999. The benchmark price increases each year, based on the increase in the Consumer Price Index. For 2001, the effect of this agreement was that we only owned upside above $15.78 per Bbl on approximately 56% of our Congo production. We were obligated to pay the seller $3.4 million in 2001 and $5.4 million in 2000 under this price sharing agreement. This obligation was accounted for as a reduction in oil revenues. No payment was due in 1999.

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

   We acquired a 12% working interest in the Point Pedernales oil field from Unocal in 1994 and the remainder of our 80.3 % working interest from Torch in 1996. We are entitled to all revenue proceeds up to $9.00 per Bbl, with the excess revenue over $9.00 per Bbl, if any, shared with the original owners from whom Torch acquired its interest. We own amounts below $9.00 per Bbl with the other working interest owners based on their respective ownership interests. For 2001, the effect of this agreement is that we were entitled to receive the pricing upside above $9.00 per Bbl on approximately 73% of the gross Point Pedernales production. As of December 31, 2001, we had $0.2 million accrued as our obligation under this agreement. As of December 31, 2000, we had $0.6 million accrued as our obligation under this agreement. As of December 31, 1999, we had $5.1 million accrued as our obligation under this agreement.

Critical Accounting Policies

 Oil and Gas Properties

   We use the successful efforts method to account for our investments in oil and gas properties. Under successful efforts, oil and gas lease acquisition costs and intangible drilling costs associated with exploration efforts that result in the discovery of proved reserves and costs associated with development drilling, whether or not successful, are capitalized when incurred. When a proved property is sold, ceases to produce or is abandoned, a gain or loss is recognized. When an entire interest in an unproved property is sold for cash or cash equivalent, a gain or loss is recognized, taking into consideration any recorded impairment. When a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

   Unproved leasehold costs are capitalized pending the results of exploration efforts. Significant unproved leasehold costs are reviewed periodically and a loss is recognized to the extent, if any, that the cost of the property has been impaired. Exploration costs, including G&G expenses, exploratory dry holes and delay rentals, are charged to expense as incurred.

   Costs of successful wells, development dry holes and proved leases are capitalized and depleted on a unit-of-production basis over the remaining proved reserves. Capitalized drilling costs are depleted on a unit-of-production basis over the remaining proved developed reserves. Total estimated costs of $113.1 million (net of salvage value) for future dismantlement, abandonment and site remediation are included when calculating depreciation and depletion using the unit-of-production method. At December 31, 2001, we had recorded $74.2 million as a component of accumulated depreciation, depletion and amortization.

   In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, we review our long-lived assets to be held and used, including proved oil and gas properties accounted for using the successful efforts method of accounting, on a depletable unit basis whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. SFAS No. 121 requires an impairment loss to be recognized when the carrying amount of an asset exceeds the sum of the undiscounted estimated future net cash flows and we recognize an impairment loss equal to the difference between the carrying value and the fair value of the asset. Fair value is estimated to be the present value of expected future net cash flows from proved reserves, utilizing a risk-adjusted rate of return. Due to low commodity prices in the fourth quarter of 2001, we undertook an impairment review of our oil and gas properties. We estimated the expected undiscounted future net cash flows of our oil and gas properties and compared such undiscounted future net cash flows to the carrying amount of the oil and gas properties to determine if the carrying amount was recoverable. For some of our oil and gas properties, the carrying amount of the properties exceeded the estimated undiscounted future net cash flows; thus, we adjusted the carrying amount of the respective oil and gas properties to their fair value as determined by discounting their estimated future net cash flows. The factors used to determine fair value included, but were not limited to, estimates of proved reserves, future commodity prices, timing of future production, future capital expenditures and a discount rate commensurate with our internal rate of return on our oil and gas properties. As a result, we recognized a non-cash pre-tax charge of $103.5 million ($62.0 million after tax) related to the impairment of oil and gas properties in 2001.

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

 Recognition of Crude Oil and Natural Gas Revenue

   Crude oil and natural gas revenues are recognized when title passes to the purchaser. We use the entitlement method for recording sales of crude oil and natural gas from producing wells. Under the entitlement method, revenue is recorded based on our net revenue interest in production. Deliveries of crude oil and natural gas in excess of our net revenue interests are recorded as liabilities and under-deliveries are recorded as assets. Production imbalances are recorded at the lower of the sales price in effect at the time of production or the current market value. Substantially all such amounts are anticipated to be settled with production in future periods. We did not have a material imbalance position in terms of units or value at December 31, 2001 or 2000.

 Derivative Financial Instruments

   We adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, effective January 1, 2001 which requires all derivative instruments to be carried on the balance sheet at fair value. In accordance with the transition provisions of SFAS No. 133, we recorded a cumulative effect transition adjustment of $(16.0) million, net of related tax benefit of $10.8 million, in other comprehensive income to recognize the fair value of our derivatives designated as cash-flow hedging instruments at the date of adoption.

   Beginning on January 1, 2001, all of our derivative instruments are recognized on the balance sheet at their fair value. We currently use swaps and options to hedge our exposure to material changes in the future price of crude oil and interest rate swaps to hedge the fair value of our long-term debt.

   On the date the derivative contract is entered into, we designate the derivative as either a hedge of fair value of a recognized asset or liability ("fair value" hedge), as a hedge of the variability of cash flows to be received ("cash-flow" hedge), or as a foreign currency cash flow hedge. Changes in the fair value of a derivative that is highly effective as, and that is designated and qualifies as, a fair-value hedge, along with the loss or gain on the hedged asset or liability that is attributable to the hedged risk (including losses or gains on firm commitments), are recorded in current period earnings. Changes in the fair value of a cash-flow hedge are recorded in other comprehensive income (loss) until earnings are affected by the variability of cash flows. At December 31, 2001, we had both cash-flow hedges and fair value hedges.

   We formally document all relationships between hedging instruments and hedged items, as well as our risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as cash-flow hedges to forecasted transactions. We also formally assess, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged transactions. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, we discontinue hedge accounting prospectively.

   When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the derivative will continue to be carried on the balance sheet at its fair value, and gains and losses that were accumulated in other comprehensive income will be recognized in earnings immediately. In all other situations in which hedge accounting is discontinued, the derivative will be carried at its fair value on the balance sheet, with changes in its fair value recognized in earnings prospectively.

   At December 31, 2001, we had recorded $11.5 million, net of related taxes of $7.8 million, of cumulative hedging gains in other comprehensive income, which will be reclassified to earnings within the next 12 months. The amounts ultimately reclassified to earnings will vary due to changes in the fair value of the open derivative contracts prior to settlement.

   As a result of hedging transactions, oil and gas revenues were reduced by $47.6 million, $117.7 million and $44.9 million in 2001, 2000 and 1999. The portion of our hedging transactions that were ineffective totaled $0.2 million in 2001 and was recorded as Derivative gain on the Consolidated Income Statement.

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


 Price Risk Management Activities

   We use price risk management activities to manage non-trading market risks. We use derivative financial instruments such as swaps and put options to hedge the impact of market price risk exposure on our crude oil and natural gas production and to mitigate our exposure to interest rate risk.

 New Accounting Pronouncements

   Accounting for the Impairment or Disposal of Long-Lived Assets. In October 2001, the financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This Statement requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. The standard also expanded the scope of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. We adopted the provisions of this statement effective January 1, 2002 and have presented certain property dispositions as discontinued operations in accordance with SFAS No. 144. (See Note 21).

   Accounting for Goodwill and Other Intangible Assets. In June 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. This statement addresses the accounting for goodwill and other intangible assets after an acquisition. It eliminates the requirement to amortize goodwill over its useful life. Rather, goodwill will be subject to at least an annual assessment for impairment by applying a fair-value based test. We adopted the provisions of this statement effective January 1, 2002 and it had no impact on our financial statements.

   Accounting for Asset Retirement Obligations. In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, Accounting for Asset Retirement Obligations. This Statement requires companies to record a liability relating to the retirement and removal of assets used in their business. The liability is discounted to its present value, and the related asset value is increased by the amount of the resulting liability. Over the life of the asset, the liability will be accreted to its future value and eventually extinguished when the asset is taken out of service. The provisions of this Statement are effective for fiscal years beginning after June 15, 2002. We are currently evaluating the effects of this pronouncement.

   Accounting for Gains and Losses from Extinguishment of Debt. In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This statement rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, which required all gains and losses from the extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of income taxes. As a result, the criteria in Accounting Principles Board Opinion (APB) 30 will now be used to classify those gains and losses. Any gain or loss on the extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in APB 30 for classification as an extraordinary item shall be reclassified. The provisions of this Statement are effective for fiscal years beginning after January 1, 2003. We are currently evaluating the effects of this pronouncement.

   Accounting for Costs Associated with Exit or Disposal Activities. In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement requires the recognition of costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. The provisions of this Statement are effective for exit or disposal activities initiated after December 31, 2002. We are currently evaluating the effects of this pronouncement.

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

    RISK FACTORS AND CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR"
      PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

   This report contains or incorporates by reference forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this document, including without limitation, statements in Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations regarding our financial position, estimated quantities and net present values of reserves, business strategy, plans and objectives of our management for future operations and covenant compliance, are forward looking statements. We can give no assurances that the assumptions upon which such forward-looking statements are based will prove to be correct. Important factors that could cause actual results to differ materially from our expectations are included throughout this document. The Cautionary Statements expressly qualify all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf.

Volatility of Oil and Gas Prices

   Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors beyond our control. These factors include weather conditions in the United States, the condition of the United States economy, the actions of the Organization of Petroleum Exporting Countries ("OPEC"), governmental regulation, political stability in the Middle East and elsewhere, the foreign supply of oil and gas, the price of foreign oil imports and the availability of alternate fuel sources. Any substantial and extended decline in the price of oil or gas would have an adverse effect on the carrying value of our proved reserves, borrowing capacity, our ability to obtain additional capital, and our revenues, profitability and cash flows from operations.

   Volatile oil and gas prices make it difficult to estimate the value of producing properties for acquisition and divestiture and often cause disruption in the market for oil and gas producing properties, as buyers and sellers have difficulty agreeing on such value. Price volatility also makes it difficult to budget for and project the return on acquisitions and development and exploitation projects.

Pricing of Heavy Oil Production

   A portion of our production is California heavy oil. The market price for California heavy oil differs substantially from the established market indices for oil and gas, principally due to the higher transportation and refining costs associated with heavy oil. As a result, the price received for heavy oil is generally lower than the price for medium and light oil, and the production costs associated with heavy oil are relatively higher than for lighter grades. The margin (sales price minus production costs) on heavy oil sales is generally less than that of lighter oil, and the effect of material price decreases will more adversely affect the profitability of heavy oil production compared with lighter grades of oil. (See "Hedging" below for discussion of 15-year crude oil contract).

Reserve Replacement Risks

   Our future performance depends upon the ability to find, develop and acquire additional oil and gas reserves that are economically recoverable. Without successful exploration, exploitation or acquisition activities, our reserves and revenues will decline. No assurances can be given that we will be able to find and develop or acquire additional reserves at an acceptable cost.

   The successful acquisition and development of oil and gas properties requires an assessment of recoverable reserves, future oil and gas prices and operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact and their accuracy inherently uncertain. In addition, no assurances can be given that our exploitation and development activities will result in any increase in reserves.

Our operations may be curtailed, delayed or canceled as a result of lack of adequate capital and other factors, such as title problems, weather, compliance with governmental regulations or price controls, mechanical difficulties or shortages or delays in the delivery of equipment. In addition, the costs of exploitation and development may materially exceed initial estimates.

Substantial Capital Requirements

   We make, and will continue to make, substantial capital expenditures for the exploitation, exploration, acquisition and production of oil and gas reserves. Historically, these expenditures were financed with cash generated by operations, proceeds from bank borrowings and the proceeds of debt and equity issuances. We believe that we will have sufficient cash provided by operating activities and borrowings under our bank credit facility to fund planned capital expenditures. If revenues or our borrowing base decreases as a result of lower oil and gas prices, operating difficulties or declines in reserves, we may have limited ability to expend the capital necessary to undertake or complete future drilling programs. There can be no assurance that additional debt or equity financing or cash generated by operations will be available to meet these requirements.

Uncertainty of Estimates of Reserves and Future Net Cash Flows

   Estimates of economically recoverable oil and gas reserves and of future net cash flows are based upon a number of variable factors and assumptions, all of which are to some degree speculative and may vary considerably from actual results. Therefore, actual production, revenues, taxes, and development and operating expenditures may not occur as estimated. Future results of operations will depend upon our ability to develop, produce and sell our oil and gas reserves. The reserve data included herein are estimates only and are subject to many uncertainties. Actual quantities of oil and gas may differ considerably from the amounts set forth herein. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data.

Operating Risks

   Our operations are subject to risks inherent in the oil and gas industry, such as blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution, earthquakes and other environmental risks. These risks could result in substantial losses due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. Our offshore operations are subject to a variety of operating risks peculiar to the marine environment, such as hurricanes or other adverse weather conditions, to more extensive governmental regulation, including regulations that may, in certain circumstances, impose strict liability for pollution damage, and to interruption or termination of operations by governmental authorities based on environmental or other considerations. Our operations could result in liability for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. We could be liable for environmental damages caused by previous property owners. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could have a material adverse effect on our financial condition and results of operations. We maintain insurance coverage for our operations, including limited coverage for sudden environmental damages and for existing contamination, but do not believe that insurance coverage for environmental damages that occur over time or insurance coverage for the full potential liability that could be caused by sudden environmental damages is available at a reasonable cost, and we may be subject to liability or may lose substantial portions of our properties in the event of certain environmental damages.

California Natural Gas and Electricity Markets

   The price of natural gas and the threat of electrical disruptions are factors that create volatility in our California oil and gas operations. Because of the recent developments in these commodities, we have made significant changes in our natural gas disposition and electricity production in California. Regarding natural gas, we have historically had a net long position in California--producing more natural gas than consumed in thermal crude production. Moreover, as gas prices escalated in late 2000, we began to exploit this gas position by diverting gas consumed in less economic cyclic steaming operations to gas sales. In January and February 2001, we sold an average of 19 MMcf per day, or 44% of our total daily gas production, which resulted in an increase in gas sales of 33%. As natural gas prices moderated later in 2001, we resumed the use of previously diverted natural gas in our steam operations.

   In California, we generate a total of 22.5 Megawatts ("MW") of power at various sites. In 2000, two turbines came on-line at our Brea Olinda field using gas previously flared. Three turbines in Kern County produce 12 MW of power and cogenerate 15% of our total steam needs in thermal operation. By self-generating power consumption in Kern County, we have reduced our exposure to rising electricity prices. With the exception of the Point Pedernales field, for which we have contracted for firm electric power service, our facilities receive power under interruptible service contracts. Considering the fact that California has experienced shortages of electricity and some of our facilities receive interruptible service, we could experience periodic power interruptions. In addition, the State of California could change existing rules or impose new rules or regulations with respect to power that could impact our operating costs.

Foreign Investments

   Our foreign investments involve risks typically associated with investments in emerging markets such as uncertain political, economic, legal and tax environments and expropriation and nationalization of assets. We attempt to conduct our business and financial affairs so as to protect against political and economic risks applicable to operations in the various countries where we operate, but there can be no assurance that we will be successful in protecting against such risks.

   Our international assets and operations are subject to various political, economic and other uncertainties, including, among other things, the risks of war, expropriation, nationalization, renegotiation or nullification of existing contracts, taxation policies, foreign exchange restrictions, changing political conditions, international monetary fluctuations, currency controls and foreign governmental regulations that favor or require the awarding of drilling contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. In addition, if a dispute arises with foreign operations, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons, especially foreign oil ministries and national oil companies, to the jurisdiction of the United States.

   Our private ownership of oil and gas reserves under oil and gas leases in the United States differs distinctly from our ownership of foreign oil and gas properties. In the foreign countries in which we do business, the state generally retains ownership of the minerals and consequently retains control of (and in many cases, participates in) the exploration and production of hydrocarbon reserves. Accordingly, operations outside the United States, and estimates of reserves attributable to properties located outside the United States, may be materially affected by host governments through royalty payments, export taxes and regulations, surcharges, value added taxes, production bonuses and other charges.

Hedging

   We reduce our exposure to price volatility by hedging our production through swaps, options and other commodity derivative instruments. In a typical swap transaction, we will have the right to receive from the counterparty to the hedge the excess of the fixed price specified in the hedge contract and a floating price based on a market index, multiplied by the quantity hedged. If the floating price exceeds the fixed price, we are required to pay the counterparty the difference. We would be required to pay the counterparty the difference between such prices regardless of whether our production was sufficient to cover the quantities specified in the hedge. In addition, the index used to calculate the floating price in a hedge is frequently not the same as the prices actually received for the production hedged. The difference (referred to as basis differential) may be material, and may reduce the benefit or increase the detriment caused by a particular hedge. There is not an established pricing index for hedges of California heavy crude oil production, and the cash market for heavy oil production in

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

California tends to vary widely from index prices typically used in oil hedges. Consequently, prior to 2000, hedging California heavy crude oil was particularly subject to the risks associated with volatile basis differentials. In February 2000, we entered into a 15-year contract, effective January 1, 2000, to sell substantially all of our current and future California crude oil production to Tosco Corporation. The contract provides pricing based on a fixed percentage of the NYMEX crude oil price for each type of crude oil that we produce in California. Therefore, the actual price received as a percentage of NYMEX will vary with our production mix. Based on our current production mix, the price we receive for our California oil production is expected to average approximately 72% of WTI. While the contract does not reduce our exposure to price volatility, it does effectively eliminate the basis differential risk between the NYMEX price and the field price of our California oil production, thereby facilitating the ability to effectively hedge our realized prices.

   As a result of hedging transactions, oil and gas revenues were reduced by $47.6 million, $117.7 million and $44.9 million in 2001, 2000 and 1999.

Insurance

   As a result of the September 11, 2001 terrorist attack, the ability to secure certain insurance coverages at prices that we consider reasonable may be impacted and other coverages or endorsements may not be made available. No assurance can be given that we will be able to duplicate our current insurance package when our policies come up for renewal.

Risk Management Policy

   Our risk management policy is based on the view that oil prices revert to a mean price over the long term. To the extent that future markets over a forward 18 month period are significantly higher than long term norms, we will hedge production volumes up to certain maximums set forth in our oil hedging policy approved by our Board in March 2002. Maximum hedged volumes increase as the price of oil increases. Variations from this policy require Board approval. The risk management policy states that hedging activity that is speculative or otherwise unrelated to our normal business activities is considered inappropriate. We recognize the risks inherent in price management. In order to minimize such risk, we have instituted a set of controls addressing approval authority, trading limits and other control procedures. All hedging activity is the responsibility of our Senior Vice President of Planning and Asset Management. In addition, Internal Audit, which independently reports to the Audit Committee, reviews our price management activity.

Competition/Markets for Production

   We operate in the highly competitive areas of oil and gas exploration, exploitation, development and production. The availability of funds and information relating to a property, the minimum projected return on investment, the availability of alternate fuel sources and the intermediate transportation of oil and gas are factors which affect our ability to compete in the marketplace. Our competitors include major integrated oil companies and a substantial number of independent energy companies, many of which possess greater financial and other resources than we do.

   Our heavy crude oil production in California requires special processing treatment available only from a limited number of refineries. Substantial damage to such a refinery or closures or reductions in capacity due to financial or other factors could adversely affect the market for our heavy crude oil production.

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


           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

   We are exposed to market risk, including adverse changes in commodity prices and interest rates.

   Commodity Price Risk. We produce and sell crude oil, natural gas and natural gas liquids therefore our operating results can be significantly affected by fluctuations in commodity prices caused by changing market forces. We reduce our exposure to price volatility by hedging our production through swaps, put options and other commodity derivative instruments. In a typical swap transaction, if the floating price is less than the fixed price, we will have the right to receive from the counterparty to the hedge the excess of the fixed price specified in the hedge contract and a floating price based on a market index, multiplied by the quantity hedged. If the floating price exceeds the fixed price, we are required to pay the counterparty the difference. In a typical put option contract, we purchase the right to receive from the counterparty the difference, if any, between a fixed price specified in the option less a floating market price. If the floating price is above the fixed price, we are not entitled to a payment. Quantities covered by these hedges are based on West Texas Intermediate ("WTI") barrels. Our production is expected to average 73% of WTI, therefore, each WTI barrel effectively hedges
1.37 barrels of our production. We use hedge accounting for these instruments, and settlements of gains or losses on these contracts are reported as a component of oil and gas revenues and operating cash flows in the period realized. These agreements expose us to counterparty credit risk to the extent that the counterparty is unable to meet their settlement commitments to us.

   At December 31, 2001, we had entered into the following cash flow hedges:

                                                                         Average
                                                             WTI Barrels Strike
                                                               Per Day    Price
                                                             -----------------
   Swaps
     First quarter 2002.....................................   12,500    $25.91
     Second quarter 2002....................................    2,000     23.50
     Third quarter 2002.....................................    6,800     23.20
     Fourth quarter 2002....................................    5,000     23.90
   Put Options
     Second quarter 2002....................................   14,000    $22.00
     Third quarter 2002.....................................    9,000     22.00
     Fourth quarter 2002....................................    9,000     22.00

   At December 31, 2001, the fair market value of these hedge positions is $19.6 million, net of the cost of the options of $3.8 million. A 10% increase in the underlying commodity prices would reduce this gain by $7.7 million.

   Subsequent to December 31, 2001, we entered into the following swap agreements:

                                                                         Average
                                                             WTI Barrels Strike
                                                               Per Day    Price
                                                             -----------------
     Second quarter 2002....................................    9,000    $24.31
     Third quarter 2002.....................................    4,200     24.41
     Fourth quarter 2002....................................    6,000     24.01
     First quarter 2003.....................................    6,000     23.36
     Second quarter 2003....................................    4,000     23.03
     Third quarter 2003.....................................    4,000     23.07

   Interest Rate Risk. We may enter into financial instruments such as interest rate swaps to manage the impact of changes in interest rates. Our exposure to changes in interest rates primarily results from our long-term debt with both fixed and floating interest rates.

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

   In late December 2001, we entered into two interest rate swap agreements with notional amounts totaling $150 million to hedge the fair value of our 9 1/2% Notes due 2008 and our 9 3/8% Notes due 2010. These swaps are designated as fair value hedges and are reflected as a reduction of long-term debt of $0.6 million as of December 31, 2001,with a correlating increase in long-term liabilities. Under the terms of the agreements for the 9 3/8% Notes, the counterparty pays us a weighted average fixed annual rate of 9 3/8% on total notional amounts of $100 million, and we pay the counterparty a variable annual rate equal to the six-month LIBOR rate plus a weighted average rate of 3.49%. Under the terms of the agreement for the 9 1/2% Notes, the counterparty pays us a weighted average fixed annual rate of 9 1/2% on total notional amounts of $50 million, and we pay the counterparty a variable annual rate equal to the six-month LIBOR rate plus a weighted average rate of 3.92%.

   Subsequent to December 31, 2001, we entered into an interest rate swap agreement with a notional amount totaling $50 million to hedge the fair value of our 9 3/8% Notes. Under the terms of this agreement, the counterparty pays us a weighted average fixed annual rate of 9 3/8% on the notional amount of $50 million, and we pay the counterparty a variable annual rate equal to the three-month LIBOR rate plus a weighted average rate of 3.49%.

   The following table presents principal amounts and the related average interest rates by year of maturity for our debt obligations at December 31, 2001:

                                                                            Fair
                                                                            Value
                             2002 2003 2004  2005    Thereafter  Total    Liability
                             ----------------  -----------------  ---------
                                      (In thousands, except percentages)
   Long-term debt:
    Variable rate..........  $--  $--  $--  $41,500   $     --  $ 41,500  $ 41,500
    Average interest rate..   --   --   --     3.71%        --      3.71%


    Fixed rate.............  $--  $--  $--  $    --   $409,577  $409,577  $394,512
    Average interest rate..   --   --   --       --       9.41%     9.41%

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